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                                                                    Exhibit 99.1

[LOGO OF SERACARE, INC.]

News Announcement                  For Immediate Release

CONTACT:
Barry D. Plost                     Jennifer Colbert, Nathan Ellingson
Chairman, President & CEO          Jaffoni & Collins Incorporated
SeraCare, Inc.                     917/741-9655 or srk@jcir.com
310/772-7777

                    PROBITAS PHARMA COMPLETES ACQUISITION OF
                                 SERACARE, INC.

                   - SeraCare Life Sciences Division Spun-Off to SeraCare Shareholders in 2-for-5 Ratio -

LOS ANGELES, California, (September 25, 2001) - SeraCare, Inc. announced today that Instituto Grifols, S.A., a subsidiary of Probitas Pharma, S.A., has completed its acquisition of SeraCare, Inc. for $116.5 million in cash plus the assumption of approximately $30.0 million in debt. SeraCare also announced that at the close of business on September 24, 2001, it had effected the spin-off of its distribution and manufacturing division, SeraCare Life Sciences, Inc.

Pursuant to the terms of the Probitas Pharma acquisition, SeraCare stockholders of record as of the close of business on September 24, 2001 will receive a cash payment of $6.8513 for every share of SeraCare held.

On September 24, 2001, SeraCare stockholders of record at the close of business on September 24, 2001 were distributed two shares of SeraCare Life Sciences common stock for every five shares of common stock held in SeraCare, Inc. SeraCare Life Sciences, Inc. has filed an application for listing on the OTC Bulletin Board and expects trading to commence as early as September 25th, 2001 under a symbol to be designated by the OTC BB. The Company plans to provide an update on the expected timing of trading as well as the symbol.

Mr. Barry Plost, President and CEO of SeraCare, and CEO of SeraCare Life Sciences, commented: "We are pleased to have completed our merger with Probitas Pharma and the spin-off of SeraCare Life Sciences, transactions which we believe delivered substantial value to SeraCare shareholders. In addition to the cash payment to be received by shareholders, the spin-off of SeraCare Life Sciences provides an opportunity for SeraCare's stockholders, as well as new holders, to participate in that

                                    - more -

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SeraCare, Inc., 9/25/01                                                   page 2

Company's long term growth prospects. We are grateful to everyone who helped complete these transactions and look forward to a close working relationship between the former SeraCare plasma collection operations and SeraCare Life Sciences which will continue to have access to the plasma donor pool."

Mr. Victor Grifols, CEO of Instituto Grifols, added, "The completion of this acquisition represents an important strategic step in our company's growth plans. We look forward to harnessing the value of the plasma collection assets, operations and the unique talents that Barry and the rest of SeraCare's senior management bring to our Company."

About Probitas Pharma

Probitas Pharma, formerly Grupo Grifols, a private company headquartered in Barcelona, Spain, was founded in 1940. Initially, its primary focus was the collection of whole blood, however the company evolved rapidly into one of the leading fractionators of plasma derived blood products. Today, in addition to fractionation, the company's primary areas of business are bioscience, pharma-medical delivery and diagnostics. The company's fractionation facility located in Parets del Valles (Barcelona) is one of the world's most modern fractionation facilities and is approved by the FDA. Among other products, the company currently produces FDA-approved albumin and is developing several new products. The diagnostic division has started marketing instrumentation worldwide that will be used to test for autoimmune diseases utilizing the ELISA method. The company currently markets its products in Europe, Latin America and the United States and is expanding in Asian markets. Morgan Grenfell Private Equity made an equity investment in Grupo Grifols in April 2000.

About SeraCare, Inc.

SeraCare, Inc. is a bioscience company and fully integrated manufacturer of plasma-based therapeutic and diagnostic products. SeraCare operates 42 source plasma and antibody collection centers throughout the United States, and sells its products to major pharmaceutical manufacturing and biotech companies worldwide for use in making plasma-derived therapeutic and diagnostic products.

About SeraCare Life Sciences, Inc.

Based in Oceanside, California, SeraCare Life Sciences, Inc. is a manufacturer of plasma-based diagnostic products and distributor of therapeutic products in domestic and international markets.

This news announcement contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "intends", "expects," "expected," "anticipates" or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in the SeraCare Inc. and SeraCare Life Sciences Inc.'s reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the bioscience industry generally and, accordingly, SeraCare, Inc. and SeraCare Life Sciences Inc.'s actual performance and results may vary from those stated herein.

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